Exhibit 99.1

NIC Earns 21 Cents Per Share on Total Revenues of $83.2 Million

Company Secures Several Contract Renewals and Rebids During the Quarter

OLATHE, Kan.--(BUSINESS WIRE)--May 1, 2017--NIC Inc. (NASDAQ: EGOV), the dominant provider of digital government services, today announced net income of $14.0 million and earnings per share of 21 cents on total revenues of $83.2 million for the three months ended March 31, 2017. In the first quarter of 2016, the Company reported net income of $12.9 million and earnings per share of 19 cents on total revenues of $78.4 million.

The Company’s effective tax rate in the current quarter was 34 percent, down from 37 percent in the prior year quarter. The lower effective rate was partly attributable to favorable benefits related to the domestic production activities deduction, which the Company began recognizing in the third quarter of 2016. In addition, the lower rate reflects the Company’s adoption of a new accounting rule which simplifies several aspects of accounting for stock-based compensation, including the related impact of income taxes. With the adoption of the new rule, excess tax benefits generated when restricted stock awards vest are now recognized as a reduction to the provision for income taxes. Previously the Company recognized such excess tax benefits in additional paid-in capital in the consolidated balance sheet. This resulted in a $0.5 million reduction in the Company’s first quarter 2017 income-tax provision, increasing earnings per share for the current quarter by approximately 1 cent.

Quarterly portal revenues were a record $77.2 million, a 5 percent increase over the first quarter of 2016. On a same-state basis, portal revenues were $73.8 million in the current quarter, a 5 percent increase over the first quarter of 2016. Same-state, transaction-based revenues from Interactive Government Services (IGS) rose 10 percent over the first quarter of 2016, due primarily to higher volumes from a variety of services including motor vehicle inspections and registrations, property tax filings, and business filings, among others. Same-state, transaction-based revenues from Driver History Records (DHR) were up 1 percent due mainly to higher transaction volumes in several states. Same-state portal software development revenues decreased 31 percent, as the Company cycled against a strong prior year quarter of project-based, time and materials revenues in a few states.

First quarter 2017 revenues from Louisiana, the Company’s newest portal, totaled $1.6 million, compared to $0.2 million in the prior year quarter. In addition, revenues from the Tennessee portal contract totaled $1.8 million in the first quarter of 2017 compared to $2.3 million in the prior year quarter, while revenues from the Iowa portal contract totaled $0.5 million in the prior year quarter. As previously announced, the Company’s contract with the state of Tennessee expired on March 31, 2017, and the Company’s contract with the state of Iowa expired on November 30, 2016.

Software & services revenues were $6.0 million in the current quarter, up 15 percent from the first quarter of 2016, driven by an increase in transactional revenues from the federal Pre-employment Screening Program and other payment processing services.

Quarterly operating income increased 4 percent to $21.1 million, contributing to an operating income margin of 25 percent for the current quarter, compared to 26 percent in the prior year quarter.

“I am pleased with our solid financial results for the quarter,” said Harry Herington, NIC’s Chief Executive Officer and Chairman of the Board. “Our teams across the country remain laser-focused on our mission to bring new innovative solutions to our government partners, which continue to deliver more efficiencies to citizens and businesses.”

Operational Highlights

During the quarter, several NIC subsidiaries received contract extensions or were awarded new contracts based on a competitive contract rebid process. The Company’s subsidiary, Alabama Interactive, LLC was awarded a new five-year contract following a competitive rebid. The contract includes a three-year base term plus two, one-year renewal options the state of Alabama may exercise taking the agreement through March 2022. In addition, Idaho Interactive, LLC received a one-year contract extension from the state of Idaho taking its contract through June 2018; the Company’s LiensNC service managed under NIC Services, LLC received a two-year contract renewal, extending the contract to provide mandatory lien registrations in the state of North Carolina through April 2019; and Oklahoma Interactive, LLC received a one-year renewal from the state of Oklahoma extending its contract through March 2018.

First Quarter Earnings Call and Webcast Details

On the May 1, 2017 call, the Company will discuss its 2017 first quarter financial and operational results, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information
Monday, May 1,2017
4:30 p.m. (EDT)

Call bridge:	888-500-6950 (U.S. callers) or 719-325-2329 (international callers)
Conference ID:	6858509
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information
To sign in and listen: The Webcast system is available at https://www.egov.com/investor-relations.
A replay of the Webcast will be available by visiting https://www.egov.com/investor-relations.

About NIC

Founded in 1992, NIC Inc. (NASDAQ: EGOV) is celebrating 25 years as the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking digital government personal assistant, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements made in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to possible future dividends, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts, and to sign contracts with new states and federal government agencies, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements made in this release speak only as of the date of this release. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC. FINANCIAL SUMMARY (UNAUDITED) Thousands except per share amounts and percentages

	Three months ended
	March 31,
	2017	2016
Revenues:
Portal revenues	$77,198	$73,197
Software & services revenues	5,979	5,193
Total revenues	83,177	78,390
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	47,032	43,615
Cost of software & services revenues, exclusive of depreciation &
amortization	1,763	1,413
Selling & administrative	11,660	11,342
Depreciation & amortization	1,613	1,664
Total operating expenses	62,068	58,034
Operating income before income taxes	21,109	20,356
Income tax provision	7,124	7,462
Net income	$13,985	$12,894

Basic net income per share	$0.21	$0.19
Diluted net income per share	$0.21	$0.19

Weighted average shares outstanding:
Basic	66,046	65,739
Diluted	66,046	65,739

Key Financial Metrics:
Revenue growth - outsourced portals	5%	11%
Same state revenue growth - outsourced portals	5%	12%
Recurring portal revenue as a % of total portal revenues	98%	96%
Gross profit % - outsourced portals	39%	40%
Revenue growth - software & services	15%	17%
Gross profit % - software & services	71%	73%
Selling & administrative expenses as a % of total revenues	14%	14%
Operating income as a % of total revenue	25%	26%

Portal Revenue Analysis:
IGS	$45,925	$41,933
DHR	28,169	27,126
Portal software development	1,829	2,863
Portal management	1,275	1,275
Total portal revenues	$77,198	$73,197

NIC INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED) Thousands except par value amount

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash	$123,561	$127,009
Trade accounts receivable, net	83,842	82,722
Prepaid expenses & other current assets	12,572	15,033
Total current assets	219,975	224,764
Property and equipment, net	9,571	9,726
Intangible assets, net	4,104	3,588
Deferred income taxes, net	1,395	2,307
Other assets	1,970	477
Total assets	$237,015	$240,862

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$63,463	$73,252
Accrued expenses	19,733	23,395
Other current liabilities	3,298	3,150
Total current liabilities	86,494	99,797

Other long-term liabilities	7,745	7,162
Total liabilities	94,239	106,959

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
66,218 and 65,982 shares issued and outstanding	7	7
Additional paid-in capital	107,304	106,669
Retained earnings	35,465	27,227
Total stockholders' equity	142,776	133,903
Total liabilities and stockholders' equity	$237,015	$240,862

NIC INC. CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED) Thousands

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balance, January 1, 2017 (previously reported)	65,982	$7	$106,669	$27,227	$133,903
Cumulative effect of adoption of new
accounting standard	-	-	409	(409)	-
Balance, January 1, 2017 (as adjusted)	65,982	7	107,078	26,818	133,903
Net income	-	-	-	13,985	13,985
Restricted stock vestings	270	-	107	-	107
Dividends declared	-	-	-	(5,342)	(5,342)
Dividend equivalents on performance-based restricted
stock awards	-	-	-	(27)	(27)
Dividend equivalents cancelled upon forfeiture of
performance-based restricted stock awards	-	-	-	31	31
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	(111)	-	(111)
Shares surrendered and cancelled upon vesting of restricted
stock to satisfy tax withholdings	(121)	-	(2,574)	-	(2,574)
Stock-based compensation	-	-	1,474	-	1,474
Issuance of common stock under employee stock purchase plan	87	-	1,330	-	1,330
Balance, March 31, 2017	66,218	$7	$107,304	$35,465	$142,776

NIC INC. CASH FLOW SUMMARY (UNAUDITED) Thousands

	Three months ended
	March 31,
	2017	2016 (as adjusted)

Cash flows from operating activities:
Net income	$13,985	$12,894
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on accounts receivable	425	24
Depreciation & amortization	1,613	1,664
Stock-based compensation expense	1,474	1,622
Deferred income taxes	912	593
Excess tax benefits from stock-based compensation	-	210
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable, net	(1,545)	1,151
(Increase) decrease in prepaid expenses & other current assets	2,461	(1,377)
(Increase) in other assets	(1,493)	(20)
(Decrease) in accounts payable	(9,789)	(3,390)
(Decrease) in accrued expenses	(3,838)	(3,662)
Increase in other current liabilities	148	245
Increase in other long-term liabilities	583	387
Net cash provided by operating activities	4,936	10,341
Cash flows from investing activities:
Purchases of property and equipment	(929)	(1,485)
Proceeds from sale of property and equipment	6	2
Capitalized internal use software development costs	(875)	(543)
Net cash used in investing activities	(1,798)	(2,026)
Cash flows from financing activities:
Cash dividends on common stock	(5,342)	-
Proceeds from employee common stock purchases	1,330	1,114
Tax withholdings related to stock-based compensation awards	(2,574)	(2,034)
Net cash used in financing activities	(6,586)	(920)
Net increase (decrease) in cash	(3,448)	7,395
Cash, beginning of period	127,009	98,388
Cash, end of period	$123,561	$105,783
Supplemental cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$176	$23
Cash payments:
Income taxes paid	$3,151	$6,853
Cash dividends paid on common stock previously restricted for payment of dividend	$-	$36,456

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com